Exhibit 2.6

Execution version

SUPPLEMENTAL FISCAL AGENCY AGREEMENT

SEPTEMBER 14, 2016

Between

21 VIANET GROUP, INC.

as Issuer

and

CITICORP INTERNATIONAL LIMITED

as Fiscal Agent, Registrar, CMU Lodging and Paying Agent and Transfer Agent

relating to

6.875% Bonds due 2017

CONTENTS

Clause		Page

1.	Interpretation	1
2.	Modification	1
3.	One Agreement	2
4.	Reference Version of The Terms and Conditions of the Bonds	2
5.	Governing Law and Submission to Jurisdiction	2
6.	Counterparts	2

THIS AGREEMENT is made on September 14, 2016

BETWEEN:

(1)	21 VIANET GROUP, INC. (the Issuer); and

(2)	CITICORP INTERNATIONAL LIMITED as fiscal agent, registrar, CMU lodging and paying agent and transfer agent for the Bonds (as defined below) (the “Fiscal Agent”, “Registrar”, “CMU Lodging and Paying Agent” and “Transfer Agent”, which expressions will wherever the context so admits include any successors as such fiscal agent, registrar, CMU lodging and paying agent or transfer agent for the time being so appointed).

WHEREAS:

(A)	Reference is made to the Fiscal Agency Agreement dated June 24, 2014 (the “Original Agency Agreement”) relating to the 6.875% Bonds due 2017 (the “Bonds”).

(B)	The holders of the Bonds have passed an Extraordinary Resolution by way of written resolutions on September 14, 2016 to make certain modifications to and waive compliance with certain terms of the Terms and Conditions of the Bonds contained in the Original Agency Agreement.

(C)	This Agreement is entered into for the purpose of making certain modifications to certain terms of the Original Agency Agreement set out in clause 2 (Modification) below.

(D)	Any reference to the “Conditions” is to the Terms and Conditions of the Bonds set out in Schedule 2 of the Original Agency Agreement and any reference herein to a particular numbered Condition will be construed accordingly.

(E)	This Agreement supplements the Original Agency Agreement (together with this Agreement, the “Agency Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	Terms defined in the Conditions and the Original Agency Agreement will, unless the context otherwise requires, have the same meanings in this Agreement.

2.	MODIFICATION

2.1	With effect on and from the date hereof, the Original Agency Agreement shall be modified as follows:

(a)	The first paragraph of Condition 4(c) of Schedule 2 thereof (Terms and Conditions of the Bonds) shall be deemed to be deleted in its entirety and replaced by the following:

“(c)	Financial Covenants

For so long as any Bond remains outstanding, the Issuer shall not directly or indirectly permit:

(i)	the Dividend with respect to any fiscal year to be more than 30% of Net Profit After Tax per Annum with respect to the same fiscal year; and

1

(ii)	the ratio of Adjusted EBITDA to Consolidated Interest Expense to be less than:

(A)	2.25:1 for the Relevant Periods ending on June 30, 2014 and December 31, 2014;

(B)	2.50:1 for the Relevant Periods ending on June 30, 2015 and December 31, 2015; and

(C)	1.70:1 for each Relevant Period thereafter;

provided that if Consolidated Interest Expense for any Relevant Period is equal to or less than zero, the Issuer shall be deemed to comply with this subclause (ii).”

3.	ONE AGREEMENT

3.1	The Original Agency Agreement and this Agreement shall from the date of this Agreement be read and construed together as one Agency Agreement so that all references in the Original Agency Agreement to this Agreement are deemed to refer also to this Agreement provided always that in the event of any inconsistency between the Original Agency Agreement and this Agreement, the provisions of this Agreement shall prevail.

4.	REFERENCE VERSION OF THE TERMS AND CONDITIONS OF THE BONDS

4.1	Attached hereto as Annex I for reference purposes only is a conformed copy of the Conditions incorporating the amendments set out in Clause 2 above.

5.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

5.1	This Agreement is governed by, and will be construed in accordance with, the laws of the State of New York, United States of America. In addition, Clause 20 of the Original Agency Agreement shall apply to this Agreement as if expressly incorporated herein.

6.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which when so executed will constitute one and the same binding agreement between the parties.

2

SIGNATORIES

THIS AGREEMENT has been entered into on the date stated at the beginning.

21 VIANET GROUP, INC.

as Issuer

By: /s/ Terry Wang

CITICORP INTERNATIONAL LIMITED

as Fiscal Agent, Registrar, CMU Lodging and Paying Agent and Transfer Agent

By: /s/ Edward Chiu

[Signature page to Supplemental Fiscal Agency Agreement]

For reference purposes only

ANNEX I

TERMS AND CONDITIONS OF THE BONDS

The following other than the words in italics is the text of the terms and conditions of the Bonds which (subject to modification) will appear on the reverse of each of the definitive certificates evidencing the Bonds:

The issue of the Bonds was authorized by a resolution of the Board of Directors of the Issuer passed on June 4, 2014. A fiscal agency agreement (the “Fiscal Agency Agreement”) will be entered into on or about June 24, 2014 in relation to the Bonds between the Issuer, Citicorp International Limited as fiscal agent, CMU lodging and paying agent, registrar and transfer agent, and the agents named in it. The fiscal agent, CMU lodging and paying agent, the registrar, and any transfer agent for the time being are referred to below respectively as the “Fiscal Agent”, the “CMU Lodging and Paying Agent”, the “Registrar”, and the “Transfer Agents”. “Agents” means the Fiscal Agent, the CMU Lodging and Paying Agent, the Registrar, the Transfer Agents and any other agent or agents appointed from time to time with respect to the Bonds. The Fiscal Agency Agreement includes the form of the Bonds. Copies of the Fiscal Agency Agreement are available for inspection during normal business hours at the specified offices (as defined in the Fiscal Agency Agreement) of the Fiscal Agent, the Registrar and any Transfer Agents. The holders of the Bonds (the “Bondholders”) are deemed to have notice of all the provisions of the Fiscal Agency Agreement applicable to them.

All capitalized terms that are not defined in these terms and conditions (the “Conditions”) will have the meanings given to them in the Fiscal Agency Agreement.

1.	Form, Specified Denomination and Title

The Bonds are issued in the specified denomination of RMB1,000,000 and higher integral multiples of RMB100,000.

The Bonds are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(a), each Certificate shall represent the entire holding of Bonds by the same holder.

Title to the Bonds shall pass only by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Fiscal Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Bond shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on the Certificate representing it or the theft or loss of such Certificate and no person shall be liable for so treating the holder.

In these Conditions, “Bondholder” and “holder” means the person in whose name a Bond is registered.

Upon issue, the Bonds will be represented by a global certificate (the “Global Certificate”) registered in the name of, and lodged with a sub-custodian for, the Hong Kong Monetary Authority as operator (the “Operator”) of the Central Moneymarkets Unit Service (the “CMU”). The Conditions are modified by certain provisions contained in the Global Certificate. See “Summary of Provisions Relating to the Bonds in Global Form”.

Annex I - 1

For reference purposes only

Except in the limited circumstances described in the Global Certificate, owners of interests in Bonds represented by the Global Certificate will not be entitled to receive definitive Certificates in respect of their individual holdings of Bonds. The Bonds are not issuable in bearer form.

So long as the Bonds are represented by the Global Certificate and the CMU so permits, transfers of interests in the Bonds through the CMU shall be in principal amounts of at least RMB1,000,000 and higher integral multiples of RMB100,000 thereafter. Further, approval in-principle has been received for the listing and quotation of the Bonds on the Official List of the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The Bonds will be traded on the SGX-ST in a minimum board lot size of RMB500,000 with a minimum of four lots to be traded in a single transaction for as long as the Bonds are listed on the SGX-ST.

2.	Transfers of Bonds

(a)	Transfer: A holding of Bonds may, subject to Condition 2(d), be transferred in whole or in part upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate(s) representing such Bonds to be transferred, together with the form of transfer endorsed on such Certificate(s) (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Bonds represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor. In the case of a transfer of Bonds to a person who is already a holder of Bonds, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding. All transfers of Bonds and entries on the Register will be made in accordance with the detailed regulations concerning transfers of Bonds scheduled to the Fiscal Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Registrar and the Fiscal Agent. A copy of the current regulations will be made available by the Registrar to any Bondholder upon request.

Transfers of interests in the Bonds evidenced by the Global Certificate will be effected in accordance with the rules of the CMU.

(b)	Delivery of New Certificates: Each new Certificate to be issued pursuant to Condition 2(a) shall be available for delivery within three business days of receipt of a duly completed form of transfer and surrender of the existing Certificate(s). Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such form of transfer or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant form of transfer or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Transfer Agent or the Registrar (as the case may be) the costs of such other method of delivery and/ or such insurance as it may specify. In this Condition 2(b), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the relevant Transfer Agent or the Registrar (as the case may be).

Annex I - 2

For reference purposes only

(c)	Transfer or Exercise Free of Charge: Certificates, on transfer, or partial repurchase, shall be issued and registered without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent, but upon payment of any tax or other governmental charges that may be imposed in relation to it (or the giving of such indemnity as the Registrar or the relevant Transfer Agent may require).

(d)	Closed Periods: No Bondholder may require the transfer of a Bond to be registered (i) during the period of 15 days ending on (and including) the due date for redemption of that Bond, (ii) during the period of 15 days ending on (and including) the date of redemption pursuant to Condition 6(b), or (iii) during the period of seven days ending on (and including) any Record Date (as defined in Condition 7). No Bondholder who has properly tendered the Bonds in accordance with Condition 6(c) may require the transfer of a Bond to be registered during the period of 15 days ending on (and including) a Change of Control Payment Date.

3.	Status

The Bonds constitute (subject to Condition 4(a)) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 4(a), at all times rank at least equally with all its other present and future unsecured and unsubordinated obligations.

4.	Covenants

(a)	Negative Pledge

So long as any Bond remains outstanding (as defined in the Fiscal Agency Agreement), the Issuer will not, and will ensure that none of its Subsidiaries will create, or have outstanding, any Security upon the whole or any part of its present or future undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness, or any guarantee or indemnity in respect of any Relevant Indebtedness, without at the same time or prior thereto according to the Bonds the same security as is created or subsisting to secure any such Relevant Indebtedness, guarantee or indemnity or such other security as shall be approved by an Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the Bondholders.

(b)	Consolidation, Merger and Sale of Assets

The Issuer shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of the Issuer and its Subsidiaries taken as a whole on the consolidated basis to another person, unless (i) the resulting, surviving or transferee person (if not the Issuer) is a corporation organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and such corporation (if not the Issuer) expressly assumes all of Issuer’s obligations under the Bonds and the Fiscal Agency Agreement (including, for the avoidance of doubt, the obligation to pay additional amounts as set forth in Condition 8); and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Bonds. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not the Issuer) shall succeed to, and may exercise every right and power of, the Issuer under the Bonds and the Fiscal Agency Agreement, and the Issuer shall be discharged from its obligations under the Bonds and the Fiscal Agency Agreement except in the case of any such lease.

Annex I - 3

For reference purposes only

(c)	Financial Covenants

For so long as any Bond remains outstanding, the Issuer shall not directly or indirectly permit:

(i)	the Dividend with respect to any fiscal year to be more than 30% of Net Profit After Tax per Annum with respect to the same fiscal year; and

(ii)	the ratio of Adjusted EBITDA to Consolidated Interest Expense to be less than:

(A)	2.25:1 for the Relevant Periods ending on June 30, 2014 and December 31, 2014;

(B)	2.50:1 for the Relevant Periods ending on June 30, 2015 and December 31, 2015; and

(C)	1.70:1 for each Relevant Period thereafter;

provided that if Consolidated Interest Expense for any Relevant Period is equal to or less than zero, the Issuer shall be deemed to comply with this subclause (ii).

The financial covenants set out in this Condition shall be calculated in accordance with US GAAP and tested by reference to the audited (or, as the case may be, unaudited) annual consolidated financial statements or interim consolidated financial information of the Issuer as at the end of each Relevant Period.

So long as any of the Bonds remain outstanding, the Issuer will provide to the Fiscal Agent (i) within 120 days after the close of each fiscal year, an Officers’ Certificate stating the ratio of Adjusted EBITDA to Consolidated Interest Expense with respect to the two most recent fiscal semi-annual periods and showing in reasonable detail the calculation of the ratio of Adjusted EBITDA to Consolidated Interest Expense, including the arithmetic computations of each component of the ratio of Adjusted EBITDA to Consolidated Interest Expense, with a certificate from the Issuer’s external auditors verifying the accuracy and correctness of the calculation and arithmetic computation, provided that the Issuer shall not be required to provide such auditor certification if its external auditors refuse to provide such certification; and (ii) as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of an Event of Default, an Officers’ Certificate setting forth the details of the Event of Default, and the action which the Issuer proposes to take with respect thereto.

Annex I - 4

For reference purposes only

In this Condition 4:

“Adjusted EBITDA” means Consolidated EBITDA excluding share-based compensation expenses and changes in the fair value of contingent purchase consideration payable.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of partnership interests in a partnership, any and all membership interests in a limited liability company, any and all other equivalent ownership interests and any and all warrants, rights or options to purchase any of the foregoing.

“cash Dividend” means (a) any Dividend which is to be paid in cash and (b) any Dividend determined to be a cash Dividend pursuant to the definition of “Dividend”.

“Consolidated EBIT” means, for any Relevant Period, the consolidated profits before tax of the Group for that Relevant Period:

(A)	adding back interest expense (as reflected in the income statement)

(B)	before taking into account any consolidated interest income;

(C)	before taking into account any items treated as Exceptional or Extraordinary items; and

(D)	before taking into account the profit/loss of any member of the Group which is attributable to minority interest,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated EBITDA” means for any Relevant Period, Consolidated EBIT for that Relevant Period before deducting any amount attributable to amortization of goodwill and other intangible assets or depreciation of tangible assets.

“Consolidated Interest Expense” means in respect of any financial year of the Issuer, interest expense paid net of interest income received as stated in the audited annual and unaudited semi-annual consolidated financial statements of the Issuer.

“Dividend” means any dividend or distribution of cash or other property or assets or evidences of the Issuer’s indebtedness with respect to the Capital Stock of the Issuer, whenever paid or made and however described provided that where a cash Dividend is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalization of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of a Dividend, then for the purposes of this definition the Dividend in question shall be treated as a Dividend of (i) such cash Dividend or (ii) the Fair Market Value (on the date of announcement of such Dividend or date of capitalization (as the case may be) or, if later, the date on which the number of Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined) of such Shares or other property or assets if such Fair Market Value is greater than the Fair Market Value of such cash Dividend;

Annex I - 5

For reference purposes only

“Exceptional” or “Extraordinary” means loss or gain on disposal of items of property, plant and equipment, net fair value loss or gain from available for sale investments, loss or gain on disposal of Subsidiaries and disposal of shares or interests of an associate, loss or gain on disposal of a jointly-controlled entity and disposal of prepaid land lease payment, loss or gain resulting from the cumulative effect of a change in accounting principles, translation losses and gains due solely to fluctuations in currency values and related tax effects, non-cash gains or losses attributable to movements in the mark-to-market valuation of any convertible or exchangeable securities and any other loss or gain which is a result of a one-off and non-recurring transaction but does not include revenue or income from concessionaire sales or interest income;

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the Issuer, whose determination shall be conclusive if evidenced by a resolution of such board of directors.

“Group” means the Issuer and its Subsidiaries, taken as a whole.

“Officers’ Certificate” means a certificate signed by one of the executive officers of the Issuer.

“Net Profit After Tax per Annum” means the profit of the Group, after deduction of all expenses, finance costs and taxes, but without deduction for share based compensation or changes in the fair value of contingent purchase consideration payable, for the prior 12 month fiscal year.

“Person” means any natural person, company, trust, corporation, partnership, firm, association, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or capable of being, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

“Relevant Period” means each period of 12 months ending on the last day of the Issuer’s financial year and each period of six months ending on the last day of the first half of the Issuer’s financial year.

“Security” means any mortgage, charge, pledge, lien or other security interest including, without limitation, anything analogous to or which has the same effect as any of the foregoing under the laws of any jurisdiction.

Annex I - 6

For reference purposes only

“Shareholder” means a holder of Shares.

“Shares” means the equity shares in the Issuer.

“Subsidiary” means any entity whose financial statements at any time are required by US GAAP to be fully consolidated with those of the Issuer (including, but not limited to, each of Beijing aBitCool Network Technology Co., Ltd. and its direct and indirect subsidiaries through which the Issuer conducts its operations in the PRC by way of contractual arrangements).

“US GAAP” means the Generally Accepted Accounting Principles in the United States, as in effect from time to time.

5.	Interest

The Bonds bear interest on their outstanding principal amount from and including June 26, 2014 at the rate of 6.875% per annum, payable semi-annually in arrears on June 26 and December 26 in each year (each an “Interest Payment Date”). If any Interest Payment Date would otherwise fall on a day which is not a business day (as defined below), it shall be postponed to the next day which is a business day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding business day.

Each Bond will cease to bear interest from the due date for redemption unless, upon surrender of the Certificate representing such Bond, payment of principal is improperly withheld or refused. In such event it shall continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant Bondholder, and (b) the day three days after the Fiscal Agent has notified Bondholders of receipt of all sums due in respect of all the Bonds up to that third day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

In these Conditions, the period beginning on and including June 26, 2014 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is called an “Interest Period”.

Interest in respect of any Bond shall be calculated per RMB100,000 in principal amount of the Bonds (the “Calculation Amount”). The amount of interest payable per Calculation Amount for any period shall be equal to the product of the rate of interest specified above, the Calculation Amount and the actual number of days in the Interest Period (or such other period) divided by 365, rounding the resulting figure to the nearest RMB0.01 (RMB0.005 being rounded upwards).

In this Condition, the expression “business day” means a day (other than a Saturday, Sunday or public holiday) upon which commercial banks are generally open for business and settlement of Renminbi payments in Hong Kong.

6.	Redemption, Repurchase and Purchase

(a)	Final Redemption:

Unless previously redeemed, or purchased and cancelled, the Bonds will be redeemed at their principal amount on the Interest Payment Date falling on, or nearest to, June 26, 2017. The Bonds may not be redeemed at the option of the Issuer other than in accordance with this Condition.

Annex I - 7

For reference purposes only

(b)	Redemption for Taxation Reasons:

The Bonds may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Bondholders (which notice shall be irrevocable), at their principal amount (together with interest accrued to but excluding the date fixed for redemption), if (i) the Issuer has or will become obliged to pay Additional Tax Amounts as provided or referred to in Condition 8 as a result of any change in, or amendment to, the laws, regulations or treaties of a Relevant Jurisdiction (as defined in Condition 8), or any change in the application or official interpretation of such laws, regulations or treaties, which change or amendment becomes effective on or after June 18, 2014, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it (provided that reincorporation in another jurisdiction shall not be considered a reasonable measure), provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Tax Amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this Condition 6(b), the Issuer shall deliver to the Fiscal Agent a certificate signed by two directors of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognized standing to the effect that the Issuer has or will become obliged to pay such Additional Tax Amounts as a result of such change or amendment.

(c)	Repurchase Upon Change of Control:

If a Change of Control occurs, unless the Issuer has exercised its right to redeem the Bonds as described above in Condition 6(b), it will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to RMB1,000,000 or multiples of RMB100,000 in excess thereof), of each holder’s Bonds pursuant to the offer described below (the “Change of Control Offer”), provided that a holder may not exercise its option to require the Issuer to make an offer to repurchase the Bonds in part if it would result in the principal amount of any unpurchased portion of the Bonds held by such holder to be less than RMB1,000,000. In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Bonds repurchased plus accrued and unpaid interest, if any, on the Bonds repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control, the Issuer will be required to give notice to holders of the Bonds, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Bonds on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Bonds and described in such notice.

Annex I - 8

For reference purposes only

On the Change of Control Payment Date, the Issuer will be required, to the extent lawful, to:

(i)	accept for payment all Bonds properly tendered pursuant to the Change of Control Offer; and

(ii)	deposit with the relevant Agents an amount equal to the Change of Control Payment in respect of all Bonds properly tendered;

The relevant Agents will be required to promptly mail, to each holder who properly tendered the Bonds, the purchase price for such Bonds properly tendered, and the Fiscal Agent will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each new Bond will be in a principal amount of RMB1,000,000 or a multiple of RMB100,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Bonds properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Issuer will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act (as defined in Condition 4(c)), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Bonds as a result of a Change of Control. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Bonds, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Bonds by virtue of any such conflict. A tender agent may be appointed to assist with the Repurchase Upon Change of Control when it happens. The Fiscal Agent may act as the tender agent.

In this Condition 6(c):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Change of Control” means:

(iii)	Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

Annex I - 9

For reference purposes only

(iv)	The merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Issuer, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(v)	Individuals who on June 26, 2014 constituted the board of directors, together with any new directors whose election by the board of directors was approved by a vote of at least two-thirds of the directors then still in office who were either directors on June 26, 2014 or whose election was previously so approved, cease of any reason to constitute a majority of the board of directors then in office;

(vi)	The sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries (as defined in Condition 4), taken together as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than transactions with one or more Permitted Holders;

(vii)	The adoption by the shareholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer; or

(viii)	Any change in or amendment to the laws, regulations and rules of the PRC or the interpretation or application thereof (“Change in Law”) that results in (i) the Group (as defined in Condition 4) (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the consolidated financial statements of the Issuer for the most recent fiscal quarter and (ii) the Issuer being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the consolidated financial statements of the Issuer for the most recent fiscal quarter.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Permitted Holders” means

(ix)	Mr. Sheng Chen and Mr. Jun Zhang, collectively;

Annex I - 10

For reference purposes only

(x)	any Affiliate of Mr. Sheng Chen and Mr. Jun Zhang; and

(xi)	any Person the total voting rights of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (i) and (ii).

“Voting Stock” of a Person means all classes of Capital Stock (as defined in Condition 4) of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

(d)	Purchase: the Issuer and its Subsidiaries (as defined in Condition 4) may at any time purchase Bonds in the open market or otherwise at any price. The Bonds so purchased, while held by or on behalf of the Issuer or any such Subsidiary, shall not entitle the holder to vote at any meetings of the Bondholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Bondholders or for the purposes of Condition 12(a).

(e)	Cancellation: All Certificates representing Bonds purchased by or on behalf of the Issuer or its Subsidiaries shall be surrendered for cancellation to the Registrar and, upon surrender thereof, all such Bonds shall be cancelled forthwith. Any Certificates so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Bonds shall be discharged.

7.	Payments

(a)	Method of Payment:

(i)	Payments of principal and premium shall be made (subject to surrender of the relevant Certificates at the specified office of any Transfer Agent or of the Registrar if no further payment falls to be made in respect of the Bonds represented by such Certificates) by transfer to the registered account of the Bondholder.

(ii)	Interest on each Bond shall be paid to the person shown on the Register at the close of business on the fifth Payment Business Day before the due date for payment thereof (the “Record Date”). Subject to Condition 7(g), payments of interest on each Bond shall be made in Renminbi by transfer to the registered account of the Bondholder.

(iii)	For the purposes of this Condition, a Bondholder’s “registered account” means the Renminbi account maintained by or on behalf of it with a bank in Hong Kong, details of which appear on the Register at the close of business on the fifth Payment Business Day before the due date for payment.

(iv)	If the amount of principal being paid upon surrender of the relevant Certificate is less than the outstanding principal amount of such Certificate, the Registrar will annotate the Register with the amount of principal so paid and will (if so requested by the Issuer or a Bondholder) issue a new Certificate with a principal amount equal to the remaining unpaid outstanding principal amount. If the amount of interest being paid is less than the amount then due, the Registrar will annotate the Register with the amount of interest so paid.

Annex I - 11

For reference purposes only

For so long as any of the Bonds are represented by the Global Certificate and the Global Certificate is held by or on behalf of the CMU, payments of interest or principal will be made to the persons for whose account a relevant interest in the Global Certificate is credited as being held by the Operator at the relevant time, as notified to the Fiscal Agent by the Operator in a relevant CMU instrument position report (as defined in the rules of the CMU) or in any other relevant notification by the Operator. Such payment will discharge the Issuer’s obligations in respect of that payment. Any payments by the CMU participants to indirect participants will be governed by arrangements agreed between the CMU participants and the indirect participants and will continue to depend on the inter-bank clearing system and traditional payment methods. Such payments will be the sole responsibility of such CMU participants.

(b)	Payments subject to Fiscal Laws: All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives in the place of payment. No commission or expenses shall be charged to the Bondholders in respect of such payments.

(c)	Payment Initiation: Where payment is to be made by transfer to a registered account, payment instructions (for value the due date, or if that is not a Payment Business Day, for value the first following day which is a Payment Business Day) will be initiated on the due date for payment or, in the case of payments of principal where the relevant Certificate has not been surrendered at the specified office of any Transfer Agent or of the Registrar, on a Payment Business Day on which the Fiscal Agent is open for business and on which the relevant Certificate is surrendered.

(d)	Appointment of Agents: The Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent and the Transfer Agents initially appointed by the Issuer and their respective specified offices are listed below. The Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent and the Transfer Agents act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Bondholder. The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent or any Transfer Agent and to appoint additional or other Transfer Agents, provided that the Issuer shall at all times maintain (i) a Fiscal Agent, (ii) a Registrar with a specified office outside the United Kingdom, (iii) a Transfer Agent, and (iv) such other agents as may be required by any other stock exchange on which the Bonds may be listed.

Notice of any such change or any change of any specified office shall promptly be given to the Bondholders.

(e)	Delay in Payment: Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due on a Bond if the due date is not a Payment Business Day, or if the Bondholder is late in surrendering or cannot surrender its Certificate (if required to do so).

(f)	Payment Business Days: In this Condition 7, “Payment Business Day” means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business and settlement of Renminbi payments in Hong Kong and (if surrender of the relevant Certificate is required) the relevant place of presentation.

Annex I - 12

For reference purposes only

(g)	Payment of US Dollar Equivalent: Notwithstanding all other provisions in these Conditions, if by reason of Inconvertibility, Non-transferability or Illiquidity, the Issuer is not able to satisfy payments of principal or interest in respect of Bonds when due in Renminbi in Hong Kong, the Issuer may, on giving not less than five nor more than 30 days’ irrevocable notice to the Bondholders prior to the due date for payment, settle any such payment in US dollars on the due date at the US Dollar Equivalent of any such Renminbi denominated amount. The due date for payment shall be the originally scheduled due date or such postponed due date as shall be specified in the notice referred to above, which postponed due date may not fall more than 20 days after the originally scheduled due date. Interest on the Bonds will continue to accrue up to but excluding any such date for payment of principal.

In such event, payments of the US Dollar Equivalent of the relevant principal or interest in respect of the Bonds shall be made by a US dollar denominated cheque drawn on a bank in New York City and mailed to the holder (or to the first named of joint holders) of the Bonds at its address appearing in the Register, or, upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date, by transfer to a US dollar denominated account with a bank in New York City.

In the event of a payment pursuant to this Condition 7(g), the following modification shall be made in respect of the Conditions:

The definition of “Payment Business Day” in Condition 7(g) shall mean a day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business in the place in which the specified office of the Registrar is located and on which foreign exchange transactions may be carried out in US dollars in New York City.

For the purposes of these Conditions, “US Dollar Equivalent” means the Renminbi amount converted into US dollars using the Spot Rate for the relevant Determination Date.

In this Condition:

“Determination Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong and in New York City.

“Determination Date” means the day which is two Determination Business Days before the due date of the relevant amount under these Conditions.

“Governmental Authority” means any de facto or de jure government (or any agency or instrumentality thereof), court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong.

“Illiquidity” means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which the Issuer cannot obtain sufficient Renminbi in order to satisfy its obligation to pay interest or principal in respect of the Bonds as determined by the Issuer in good faith and in a commercially reasonable manner following consultation with two Renminbi Dealers.

Annex I - 13

For reference purposes only

“Inconvertibility” means the occurrence of any event that makes it impossible (where it had previously been possible) for the Issuer to convert any amount due in respect of the Bonds in the general Renminbi exchange market in Hong Kong, other than where such impossibility is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after June 18, 2014 and it is impossible for the Issuer, due to an event beyond its control, to comply with such law, rule or regulation).

“Non-transferability” means the occurrence of any event that makes it impossible for the Issuer to transfer Renminbi between accounts inside Hong Kong or from an account inside Hong Kong to an account outside Hong Kong, other than where such impossibility is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after June 18, 2014 and it is impossible for the Issuer, due to an event beyond its control, to comply with such law, rule or regulation).

“Renminbi Dealer” means an independent foreign exchange dealer of international reports active in the Renminbi exchange market in Hong Kong.

“Spot Rate” means the RMB/U.S. Dollar official fixing rate, expressed as the amount of RMB per one U.S. Dollar, for settlement in two Determination Business Days reported by the Treasury Markets Association which appears on Reuters Screen page <TRADCNY3> at approximately 11:00 a.m. (Hong Kong time) or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen page <TRADNDF>.

If neither rate is available, the Fiscal Agent will determine the Spot Rate at or around 11.00 a.m. (Hong Kong time) on the Determination Date as the most recently available RMB/U.S. dollar official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC. Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other screen page as may replace that page for the purpose of displaying a comparable currency exchange rate.

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 7(g) by the Fiscal Agent, will (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Agents and all Bondholders.

8.	Taxation

All payments of principal, premium and interest by or on behalf of the Issuer in respect of the Bonds shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States of America, the Cayman Islands or the PRC or any authority therein or thereof having power to tax (each a “Relevant Jurisdiction”), unless such withholding or deduction is required by law.

Annex I - 14

For reference purposes only

If the Issuer is required to make a deduction or withholding in respect of tax of a Relevant Jurisdiction, the Issuer shall pay such additional amounts (“Additional Tax Amounts”) as will result in receipt by the Bondholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Tax Amounts shall be payable in respect of any Bond:

(a)	for or on account of:

(i)	any taxes that would not have been imposed but for:

(A)	the existence of any present or former connection between the holder or beneficial owner of such Bond, as the case may be, and the Relevant Jurisdiction, including without limitation, such holder or beneficial owner being or having been a citizen or resident of the Relevant Jurisdiction, being or having been treated as a resident of the Relevant Jurisdiction, being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having or having had a permanent establishment in the Relevant Jurisdiction, other than merely holding such Bond or the receipt of payments thereunder;

(B)	the failure of the holder or beneficial owner of such Bond to comply with a timely request of the Issuer addressed to such holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction;

(C)	the presentation of such Bond (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, or interest on, such Bond, as applicable, became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Tax Amounts if it had presented such Bond for payment on any date within such 30-day period; or

(D)	the presentation of such Bond (where presentation is required) for payment in the Relevant Jurisdiction, unless such Bond could not have been presented for payment elsewhere;

(ii)	any estate, inheritance, gift, sale, transfer, excise, personal property, net income or similar tax;

(iii)	any withholding or deduction where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC (or any amendment thereof) or any other Directive (or any amendment thereof) implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives or amendments;

(iv)	any taxes that are payable other than by withholding or deduction from payments of principal of, or interest on, the Bonds ; or

(v)	any combination of taxes referred to in the preceding clauses (i), (ii), (iii) and (iv); or

(b)	with respect to any payment of the principal of, or interest on, such Bond to or for the account of a fiduciary, partnership or other fiscally transparent entity or any other person (other than the sole beneficial owner of such payment) to the extent that a beneficiary or settlor with respect to that fiduciary, or a partner or member of that partnership or fiscally transparent entity or a beneficial owner with respect to such other person, as the case may be, would not have been entitled to such additional amounts had such beneficiary, settlor, partner, member or beneficial owner held directly the Bond with respect to which such payment was made.

Annex I - 15

For reference purposes only

Any reference in these Conditions to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Condition 8 or any undertaking given in addition to or in substitution of this Condition 8.

9.	Events of Default

Each of the following is an event of default (“Event of Default”):

(a)	Default in any payment of interest or additional amounts, if any, on any of the Bonds when due and payable and the default continues for a period of 30 days;

(b)	Default in the payment of principal of any of the Bonds when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)	The failure to give a change of control notice as described under Condition 6(c) when due, and such failure continues for a period of five business days;

(d)	The failure to comply with the Issuer’s obligations under Condition 4, which default is incapable of remedy or is not remedied within 30 days after notice of such default shall have been given to the Issuer by any Bondholder;

(e)	Default by the Issuer or any of its “significant subsidiaries” as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of US$15 million (or the foreign currency equivalent thereof) in the aggregate of the Issuer and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity (including, without limitation, a default in the payment of any interest on such indebtedness resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity), or (ii) constituting a failure to pay the principal of any such debt when due and payable (after any applicable grace period) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(f)	An involuntary case or other proceeding is commenced against the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, or all or substantially all of the property and assets of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

Annex I - 16

For reference purposes only

(g)	the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, or for all or substantially all of the property and assets of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X or (iii) effects any general assignment for the benefit of creditors; or

(h)	a final judgment for the payment of US$15 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, which judgment is not paid, bonded, stayed or otherwise discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an Event of Default occurs and is continuing, then any Bond may, by notice in writing given to the Fiscal Agent at its specified office by the holder, be declared immediately due and payable whereupon it shall become immediately due and payable at its principal amount together with accrued interest without further formality unless such Event of Default shall have been remedied prior to the receipt of such notice by the Fiscal Agent.

For the avoidance of doubt, each of our consolidated affiliated entities will be deemed to be a “subsidiary” for purposes of the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X.

10.	Prescription

Claims against the Issuer for payment in respect of the Bonds shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the date on which the payment in question first becomes due.

11.	Replacement of Certificates

If any Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations or other relevant regulatory authority regulations, at the specified office of the Registrar or such other Transfer Agent as may from time to time be designated by the Issuer for that purpose and notice of whose designation is given to Bondholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security, indemnity and otherwise as the Issuer may require (provided that the requirement is reasonable in light of prevailing market practice). Mutilated or defaced Certificates must be surrendered before replacements will be issued.

Annex I - 17

For reference purposes only

12.	Meetings of Bondholders and Modification

(a)	Meetings of Bondholders: The Fiscal Agency Agreement contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by Bondholders holding not less than 10% in principal amount of the Bonds for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be two or more persons holding or representing a clear majority in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting two or more persons being or representing Bondholders whatever the principal amount of the Bonds held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the maturity of the Bonds or the dates on which interest is payable in respect of the Bonds, (ii) to reduce or cancel the principal amount of, any premium payable on redemption of, or interest on, the Bonds, (iii) to change the currency of payment of the Bonds, or (iv) to modify the provisions concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution (each of (i) through (iv) in the foregoing, a “Fundamental Change”), in which case the necessary quorum will be two or more persons holding or representing not less than 66%, or at any adjourned meeting not less than 25%, in principal amount of the Bonds for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Bondholders (whether or not they were present at the meeting at which such resolution was passed).

The Fiscal Agency Agreement provides that a resolution in writing signed by or on behalf of the holders of not less than a majority in principal amount of the Bonds outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held, provided that resolution in writing in respect of a Fundamental Change shall be signed by or on behalf of the holders of not less than 75% in principal amount of the Bonds outstanding. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

(b)	Modification of the Fiscal Agency Agreement: The Issuer shall only permit any modification of, or any waiver or authorization of any breach or proposed breach of or any failure to comply with, the Fiscal Agency Agreement, if to do so could not reasonably be expected to be materially prejudicial to the interests of the Bondholders.

13.	Further Issues

The Issuer may from time to time without the consent of the Bondholders create and issue further securities either having the same terms and conditions as the Bonds in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Bonds) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Bonds include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Bonds.

Annex I - 18

For reference purposes only

14.	Notices

Notices to the holders of Bonds shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. The Issuer shall also ensure that notices are duly published in a manner that complies with the rules and regulations of any stock exchange or other relevant authority on which the Bonds are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the first date on which publication is made.

15.	Currency Indemnity

Subject to Condition 7(g), the Renminbi is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Bonds, including damages. Any amount received or recovered in a currency other than Renminbi (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) by any Bondholder in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the Renminbi amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that Renminbi amount is less than the Renminbi amount expressed to be due to the recipient under any Bond, the Issuer shall indemnify it against any loss sustained by it as a result. In any event, the Issuer shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition, it will be sufficient for the Bondholder to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Issuer’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Bondholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Bond or any other judgment or order.

16.	Governing Law and Jurisdiction

(a)	Governing Law: The Fiscal Agency Agreement and the Bonds are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

(b)	Jurisdiction: The courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City are to have jurisdiction to settle any legal action or proceedings arising out of or in connection with any Bonds (“Proceedings”) and accordingly any Proceedings may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the holders of the Bonds and shall not affect the right of any of them to take Proceedings against the Issuer in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude any of them from taking Proceedings in any other jurisdiction (whether concurrently or not).

Annex I - 19

For reference purposes only

Agent for Service of Process: The Issuer irrevocably appoints Law Debenture Corporate Services Inc., with offices at 400 Madison Avenue, 4th Floor, New York, New York 10017 as its agent to receive service of process in any Proceedings in the State of New York based on any of the Bonds. If for any reason the Issuer does not have such an agent in the State of New York, it will promptly appoint a substitute process agent and notify the Bondholders of such appointment. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Annex I - 20